EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	James A. Luksch
Chairman and
Chief Executive
Officer
(732) 679-4000

BLONDER TONGUE APPOINTS STEVEN L. SHEA TO BOARD OF DIRECTORS

Old Bridge, New Jersey, September 25, 2009 – Blonder Tongue Laboratories, Inc. (NYSE AMEX:BDR), today announced the appointment of Steven L. Shea to its Board of Directors and its Audit and Compensation Committees, effective as of September 23, 2009. Mr. Shea’s appointment fills the Class I vacancy created by the resignation of Robert E. Heaton, also effective as of September 23, 2009. Mr. Shea will join the Board as an independent director, as defined by the NYSE AMEX Company Guide.

Mr. Shea has fifteen years of investment banking experience, including as Executive Vice President of Ferris, Baker Watts, Incorporated, from 1999 until the sale of such firm in 2008. In such capacity, he was responsible for management of the equity research, trading, institutional sales, syndicate and corporate finance departments. Mr. Shea also served as the Executive Director of the Capital Markets Division of Ferris, Baker Watts, Incorporated and was a member of such firm’s Board of Directors and Executive and Strategic Alternative Committees of the Board of Directors. Prior to his position at Ferris, Baker Watts, Incorporated, Mr. Shea was a Vice President with Mercantile Safe Deposit and Trust Company from 1989 to 1993, and was Vice President at Maryland National Bank from 1981 to 1989.

“Steve Shea adds a wealth of business and management experience that will complement the strengths of our Board and management team,” said James A. Luksch, Blonder Tongue CEO. “With Steve’s record of achievement and qualifications, including his extensive capital market and public company experience, we believe he will be a valuable addition to our Board as we continue to execute our Strategic Plan.”

Blonder Tongue Laboratories, Inc. provides professional solutions for content contribution, distribution and video delivery to the home or business, serving cable, broadcast, satellite, IPTV, institutional and professional video markets. With nearly 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of digital and core analog video solutions, as well as high speed data and telephony for distribution over coax, fiber and IP networks. Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2008 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words "believe", "expect", "anticipate", "indications", "should", "project", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.

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